United States
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                                (Amendment No. 2)


                             IntriCon Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $1.00 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   46121H109
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                                 (CUSIP Number)


                                 July 6, 2016
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46121H109
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Corrib Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     601,692

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER


     601,692

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     601,692

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.9%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 46121H109
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Corrib Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)  [_]
                                                              (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     639,492

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     639,492

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     639,492

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.4%

12.  TYPE OF REPORTING PERSON

     IA, PN

CUSIP No. 46121H109
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kevin M. Cavanaugh

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)  [_]
                                                             (b)  [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     42,304

6.   SHARED VOTING POWER

     639,492

7.   SOLE DISPOSITIVE POWER

     42,304

8.   SHARED DISPOSITIVE POWER

     639,492

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     681,796

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN, HC

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

CUSIP No. 46121H109
          ---------------------

Item 1(a).  Name of Issuer:

            IntriCon Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1260 Red Fox Road
            Arden Hills, Minnesota 55112
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Corrib Master Fund, Ltd.
            Corrib Capital Management, L.P.
            Kevin M. Cavanaugh
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Corrib Master Fund, Ltd.
            c/o Corrib Capital Management, L.P.
            527 Marquette Avenue South, Suite #1000
            Minneapolis, Minnesota 55402

            Corrib Capital Management, L.P.
            527 Marquette Avenue South, Suite #1000
            Minneapolis, Minnesota 55402

            Kevin M. Cavanaugh
            c/o Corrib Capital Management, L.P.
            527 Marquette Avenue South, Suite #1000
            Minneapolis, Minnesota 55402
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Corrib Master Fund, Ltd.: Cayman Islands
            Corrib Capital Management, L.P.: Delaware
            Kevin M. Cavanaugh: United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $1.00 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            46121H109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Corrib Master Fund, Ltd: 601,692
         Corrib Capital Management, L.P.: 639,492
         Kevin M. Cavanaugh: 681,796
         ----------------------------------------------------------------------

     (b) Percent of class:

         Corrib Master Fund, Ltd: 8.9%
         Corrib Capital Management, L.P.: 9.4%
         Kevin M. Cavanaugh: 10.0%
         ----------------------------------------------------------------------

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:

               Corrib Master Fund, Ltd: 0
               Corrib Capital Management, L.P.: 0
               Kevin M. Cavanaugh: 42,304

         (ii)  Shared power to vote or to direct the vote:

               Corrib Master Fund, Ltd: 601,692
               Corrib Capital Management, L.P.: 639,492
               Kevin M. Cavanaugh: 639,492

         (iii) Sole power to dispose or to direct the disposition of:

               Corrib Master Fund, Ltd.: 0
               Corrib Capital Management, L.P.: 0
               Kevin M. Cavanaugh: 42,304

         (iv)  Shared power to dispose or to direct the disposition of:

               Corrib Master Fund, Ltd.: 601,692
               Corrib Capital Management, L.P.: 639,492
               Kevin M. Cavanaugh: 639,492


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following
         [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         If a group has filed this schedule pursuant to
         Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10.  Certifications.

         By signing below, each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under
         Section 240.14a-11.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 8, 2016


Corrib Master Fund, Ltd.*
By: /s/ Kevin M. Cavanaugh
---------------------
Name: Kevin M. Cavanaugh
Title: Director



Corrib Capital Management, L.P.*
By: Corrib Capital Advisors LLC, its general partner
By:/s/ Kevin M. Cavanaugh
---------------------
Name: Kevin M. Cavanaugh



Kevin M. Cavanaugh*
By: /s/ Kevin M. Cavanaugh
---------------------
Kevin M. Cavanaugh



*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                                                       EXHIBIT A

                                    AGREEMENT

     Each of the undersigned agree that this Amendment No. 2 to Schedule 13G dated July 8, 2016 relating to the Common Stock, $1.00 Par Value of IntriCon Corporation shall be filed on its (or his) behalf pursuant to and in accordance with the provisions of Rule 13d-1(K) under the Securities Exchange Act of 1934, as amended.



Corrib Master Fund, Ltd.
By: /s/ Kevin M. Cavanaugh
---------------------
Name: Kevin M. Cavanaugh
Title: Director



Corrib Capital Management, L.P.
By: Corrib Capital Advisors LLC, its general partner
By:/s/ Kevin M. Cavanaugh
---------------------
Name: Kevin M. Cavanaugh



Kevin M. Cavanaugh
By: /s/ Kevin M. Cavanaugh
---------------------
Kevin M. Cavanaugh